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                                                                  EXECUTION COPY

                             SUBSCRIPTION AGREEMENT


                  This SUBSCRIPTION AGREEMENT (the "Agreement") is entered into as of July 31, 2000 by and between Reuters Holdings Switzerland SA, a corporation organized under the laws of Switzerland (the "Subscriber") and Instinet Group LLC, a limited liability company organized under the laws of Delaware (the "Company") and (each, a "Party" and, collectively, the "Parties").

                  WHEREAS, the Company has authorized the issue and sale to the Subscriber of 10,064,564 Shares of Common Stock of the Company (as such term is defined in the Company's Limited Liability Company Operating Agreement (the "Operating Agreement")) (the "Units");

                  WHEREAS, subject to the terms and conditions hereof, the Company shall issue and sell to the Subscriber, and the Subscriber shall subscribe to and purchase from the Company, the Units, for $167,300,000 (the "Purchase Price");

                  WHEREAS, the net proceeds from the sale of the Units will be used by the Company for general corporate purposes including, without limitation, to fund certain of its subsidiaries for maintenance of net capital requirements imposed on such subsidiaries by Rule 15c3-1 of the Exchange Act (as defined below);

                  WHEREAS, Instinet Corporation, a Delaware corporation ("Instinet"), is contributing to the Company Instinet's business and substantially all of Instinet's assets and liabilities pursuant to an Asset Contribution Agreement dated the date hereof (the "Contribution");

                  WHEREAS, both Instinet and Subscriber are indirect, wholly-owned subsidiaries of Reuters Group PLC; and

                  WHEREAS, the Purchase Price represents an amount of cash and cash equivalents that form part of the Instinet business but are being retained by Instinet in connection with the Contribution.

                  NOW, THEREFORE, in consideration of the foregoing and the respective premises, mutual covenants and agreements of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties agree as follows:
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                                   ARTICLE I

                                   DEFINITIONS

                  1.1 Definitions. For the purpose of this Agreement the following terms shall have the following meanings:

                  "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Authority or any arbitration or mediation tribunal.

                  "Adjusted Units" has the meaning set forth in Section 2.3(b).

                  "Aggregate IGL Concluded Value" has the meaning set forth in
Section 2.3(a).

                  "Authority" means any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or of any state, local or foreign government, or any government of any possession or territory of the United States, or any subdivision, agency, commission, office or authority of any of the foregoing, or any Self-Regulatory Organization.

                  "Concluded Value" has the meaning set forth by Houlihan Lokey Howard & Zukin in their report dated as of April 30, 2000.

                  "Contribution" has the meaning set forth in the preamble.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder from time to time.

                  "Instinet" has the meaning set forth in the preamble.

                  "Instinet Business" means the business as conducted by Instinet and its subsidiaries on the date hereof.

                  "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Authority or any award of any arbitrator or mediator of any kind, and

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those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

                  "Operating Agreement" has the meaning set forth in the preamble.

                  "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Authority.

                  "Report" has the meaning set forth in Section 2.3.

                  "Self-Regulatory Organization" has the meaning set forth in section 3(a)(26) of the Exchange Act.

                  "Shares of Common Stock" has the meaning set forth in the Operating Agreement.

                                   ARTICLE II

                                 UNITS PURCHASE

                  2.1 Payment for Units. Concurrently with the execution of this Agreement, the Subscriber is paying the Purchase Price to the Company.

                  2.2 Issuance of the Units. Concurrently with the execution of this Agreement, the Company is issuing the Units to the Subscriber (the "Subscription"). Schedule A and Schedule B of the Operating Agreement will be amended to reflect the issuance.

                  2.3 Post-Closing Adjustment. (a) The Parties acknowledge that the number of Units to be issued to the Subscriber in exchange for the Purchase Price is to represent a percentage of the aggregate Shares of Common Stock of the Company outstanding following the Subscription and the Contribution equal to the percentage of the value of the Instinet Business represented on the date hereof by the Purchase Price. The Parties further acknowledge that for the purposes of the closing under this Agreement, the value of the Instinet Business has been estimated based on the value of such business as of April 30, 2000. As soon as practicable after the date hereof, and in any event no later than thirty
(30) days following the date hereof, the Company shall cause Houlihan Lokey Howard & Zukin (or such other company agreed upon by both Parties) to prepare a valuation summary (the "Report") setting forth the Concluded Value of the Instinet Business on the date hereof (the "Aggregate IGL Concluded Value"). The Report shall include, among other things, the percentage of the Aggregate IGL Concluded Value represented by the Purchase Price.

                  (b) As soon as practicable following the delivery of the Report, the number of Units issued to the Subscriber hereunder shall be adjusted up or down such that the Units represent a percentage of the outstanding Shares of Common Stock of the Company equal to the percentage that $167,300,000 represents of the Aggregate IGL Concluded Value (the "Adjusted

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Units"). The number of Units issued on the date hereof pursuant to this
Agreement shall be deemed to be the number of Adjusted Units.

                                  ARTICLE III

                                  MISCELLANEOUS

                  3.1 Documents Relating to Transfer of Units. In furtherance of the subscription of the Units, simultaneously with the execution and delivery hereof, or as promptly as practicable thereafter, the Subscriber and the Company shall each execute and deliver such bills of sale and stock powers and other instruments of transfer, conveyance, assignment and assumption as and to the extent necessary to evidence the Subscription.

                  3.2 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                 INDEMNIFICATION

                  4.1 Indemnification By Company. The Company shall indemnify, defend and hold harmless the Subscriber and its directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Liabilities relating to, arising out of or resulting from the breach of any representation, warranty, covenant or agreement by the Company contained in this Agreement.

                  4.2 Indemnification By Subscriber. The Subscriber shall indemnify, defend and hold harmless the Company and its directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Liabilities relating to, arising out of or resulting from the breach of any representation, warranty, covenant or agreement by the Subscriber contained in this Agreement.

                  4.3 Consequential Damages. Except as provided in the following sentence, in no event shall any indemnity pursuant to Section 4.1 or Section 4.2 include any incidental, consequential, indirect, special or punitive damages. However, any indemnity pursuant to Section 4.1 or Section 4.2 shall include any such incidental, consequential, indirect, special or punitive damages recovered by any third party pursuant to a claim against an Indemnified Party (as defined below).

                  4.4 Defense of Claims. All rights of a Party to indemnification under this Article IV shall be asserted and resolved as follows:

                  (a) Promptly after receipt by a Party entitled to indemnification under Section 4.1 or Section 4.2 (an "Indemnified Party") of notice of any pending or threatened claim, such Indemnified Party shall give notice to the Party to whom the Indemnified Party is entitled to

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look for indemnification (the "Indemnifying Party") of the commencement thereof;
provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party hereunder, except to the extent that the Indemnifying Party demonstrates that it is actually prejudiced thereby.

                  (b) In case any claim shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, except as provided below the Indemnifying Party shall not be liable to such Indemnified Party under this Article IV for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Indemnified Party's behalf), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such claim, or
(iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party and
(ii) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party.

                  (c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim being asserted by a third party, the Indemnified Party shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim, the amount thereof (if known) and the method of computation of the amount of the claim, all with reasonable particularity. The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in actual prejudice to the Indemnifying Party. Upon the giving of such written notice as aforesaid, the Indemnified Party shall have the right to commence legal proceedings for the enforcement of its rights under Section 4.1 or Section 4.2.

                  4.5 Survival of Indemnities. The rights and obligations of each the Parties under this Article IV shall survive the closing of the transactions contemplated hereby and the sale or other transfer by any Party of any assets or businesses or the assignment by it of any Liabilities.

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                                   ARTICLE V

                                  MISCELLANEOUS

                  5.1 Counterparts; Entire Agreement; Corporate Power.

                  (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

                  (b) This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

                  (c) Each of the Subscriber and the Company represents on behalf of itself as follows:

                           (i) such Person has the requisite corporate or other
power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

                           (ii) this Agreement has been duly executed and
delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

                  5.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT,
ENFORCEABILITY, PERFORMANCE AND REMEDIES.

                  5.3 Submission to Jurisdiction. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. Section 1441.

                  5.4 Assignability. Except as set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party hereto.

                  5.5 Third Party Beneficiaries. Except as provided in Section 5.4, the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder. There are no third

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party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  5.6 Notices. Any and all notices or other communications permitted or required to be delivered or given under this Agreement shall be in writing and signed by the Party giving such notice or other communication and shall be sent by telecopy or similar means of simultaneous transmission and receipt or shall be delivered personally, or sent by registered or certified mail, postage prepaid and addressed as follows:

         If to the Subscriber, to:          Reuters Holdings Switzerland SA
                                            153 Route de Thonon
                                            1245 Collonge-Bellerive, Geneva
                                            Switzerland
                                            Attn:  Ian Kleinman
                                            Fax:  41-22-718-2697

         If to the Company, to:             Instinet Group LLC
                                            875 Third Avenue
                                            New York, NY  10022
                                            Attn:  Paul Merolla, Esq.
                                            Fax: (212) 759-4016

In the case of personal delivery, the date of personal delivery or, in the case of telecopy or similar means of simultaneous transmission and receipt, the date of transmission or, in the case of mailing, the date of receipt, as the case may be, shall be the date of the delivery or giving of such notice. Any Party may, by notice to the other Party, change the address to which such notices are to be given.

                  5.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

                  5.8 Expenses. Except as provided in Article IV, each of the Parties shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                  5.9 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

                  5.10 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement

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or modification is in writing and signed by the authorized representative of the
Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

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                                   SIGNATURES

                  IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first written above.


Reuters Holdings Switzerland SA



By: __________________________________
Name:  Ian Kleinman
Title:  Director


Instinet Group LLC



By: __________________________________
Name:
Title: